Exhibit 99.1

To:    Directors and Executive Officers

From:    Scott Selbach

Date:    April 15, 2021

Re:    Notice Regarding Blackout Period and Regulation BTR Trading Restrictions

This notice is to inform you of temporary restrictions on the trading of Carlisle Companies Incorporated (the “Company”) equity securities during an upcoming “blackout period” that will apply to the Carlisle, LLC Employee Incentive Savings Plan (the “401(k) plan”). This special “blackout period” is imposed on executive officers and directors of the Company by the Sarbanes-Oxley Act of 2002 and Securities and Exchange Commission Regulation BTR (Blackout Trading Restriction).

The blackout period is required due to the replacement of the 401(k) plan’s current record keeper platform provider. During the blackout period, participants in the 401(k) plan will not be able to access their accounts to direct or diversify their investments or request a distribution or loan. The blackout period will begin at 1:00 p.m. (Eastern Time) on Thursday, May 20, 2021, and will end as soon as administratively possible, which is expected to take place during the week beginning May 24, 2021 (the “Blackout Period”). We will notify you when the Blackout Period has ended.

In accordance with Section 306(a) of the Sarbanes-Oxley Act of 2002 and Rule 101 of Securities and Exchange Commission Regulation BTR, the Company’s directors and executive officers are prohibited during the Blackout Period from purchasing, selling, or otherwise acquiring or transferring, directly or indirectly, any equity security of the Company acquired in connection with his or her employment as an executive officer or service as a director.

Please note that “equity securities” is defined broadly to include the Company’s common stock, stock options, and other derivative securities. Also, prohibited transactions are not limited to those involving your direct ownership, but include any transaction in equity securities in which you have a pecuniary interest (for example, transactions by your immediate family members living in your household).

Please contact me at 16430 N. Scottsdale Road, Suite 400, Scottsdale, AZ 85254 or via telephone at (480) 781-5000 if you have any questions or if you believe that a transaction in which you have a pecuniary interest may occur during the Blackout Period. If you engage in a transaction that violates these rules, you may be required to disgorge your profits from the transaction, and you may be subject to civil and criminal penalties. Please remember that you are required to pre-clear with me any trades you would like to make in Company stock.
16430 N. Scottsdale Road Suite 400 Scottsdale AZ 85254 480.781.5000 carlisle.com